Exhibit 99.2

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball to Reduce North American 12-Ounce Beverage Can and End Capacity

Highlights
●	Ball will be reducing its existing 12-ounce beverage can and end production capacity and increasing specialty beverage can capacity in North America
●	The company's metal beverage packaging manufacturing plants in Columbus, Ohio, and Gainesville, Fla., will permanently cease production at the end of 2012, subject to customer requirements
●	Ball expects to record a total after-tax charge of approximately $30 million related to these actions

BROOMFIELD, Colo., Aug. 15, 2012—Ball Corporation (NYSE:BLL) today announced it is ceasing production at two North American beverage packaging manufacturing plants to consolidate the company’s 12-ounce beverage can and end production capacity to meet changing market demand.
Ball will cease production at its metal beverage packaging plants in Columbus, Ohio, and Gainesville, Fla., by the end of the fourth quarter of 2012, subject to customer requirements. The Columbus plant employs approximately 110 people and currently operates two of four existing lines that produce standard 12-ounce cans. The Gainesville plant employs approximately 125 people and produces several different beverage can ends for standard can sizes.
Ball expects to record a total after-tax charge of approximately $30 million, primarily for employee severance and benefits, facility shut down costs and other actions. The majority of the charge is expected to be recorded in the third quarter of 2012.
“These actions are in response to a  loss of standard 12-ounce beverage can volume beginning January 1, 2013, as well as continued growth in specialty beverage can packaging, which is an increasingly important part of our business,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “We will continue to actively manage our overall cost structure, pursue new specialty can opportunities and better position our manufacturing footprint to meet changing market conditions to offset the impact of the volume loss.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Gainesville employees will be provided severance and outplacement services. Columbus employees will be provided benefits in accordance with the effects bargaining process. Employees from both plants can apply for open positions within Ball.
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball and its subsidiaries employ more than 14,500 people worldwide and reported 2011 sales of more than $8.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2